Exhibit 99.1

Accrue Software Announces Exploration of Near-Term Strategic Options

    FREMONT, Calif.--(BUSINESS WIRE)--May 1, 2003--Accrue Software(R), Inc. (OTCBB:ACRU) today announced that its Board has authorized discussions with certain undisclosed parties regarding various strategic alternatives for the Company, including the possible sale of the company at values approximating the current market value of its public stock. There can be no assurance that any of these discussions will result in a transaction.
    The Company also announced that Jonathan D. Becher, the Company's interim CEO, is taking an administrative leave for personal reasons, and that P. K. Karnik, Accrue's EVP and Chief Operations Officer, will take over responsibilities as interim CEO.
    "The management and employees of the Company are very grateful to Jonathan for the significant accomplishments that he achieved over the last year, and we are hopeful that he will be back with us later in the year," said Mr. Karnik. "We continue to enhance our products capabilities and ensure that our G2, Personify, and Insight customers can better manage their Internet presence with Accrue software," he added.

    About Accrue Software

    Accrue Software is a provider of enterprise-level analytic solutions designed to help companies understand, predict, and respond to Internet customer behavior. Accrue's products are designed to enable companies to increase the effectiveness of Internet marketing and merchandising initiatives, better manage customer interactions across multiple channels, and streamline business operations. With Accrue's solutions, companies transform volumes of complex Internet data into actionable information that executives and managers can use to drive key business decisions and improve the return on their Internet investment. Accrue's customers include industry leaders such as Citicorp, Eastman Kodak, Lands' End, Macy's, Lycos Europe, and Deutsche Telekom.
    Accrue Software was founded in 1996 and is headquartered in Fremont, Calif., with international headquarters in Cologne, Germany. Accrue Software can be reached at 1-888-4ACCRUE or 510-580-4500 and at www.accrue.com.

    Accrue is a trademark of Accrue Software, Inc. All other trademarks are the sole property of their respective owners.
    Except for the historical information contained herein, the matters discussed in the news release are forward-looking statements. These forward-looking statements are based on our current expectations, made only as of the date of this press release and subject to material risks and uncertainties, including the Company's ability to complete any transaction. Accrue undertakes no obligation to update or revise such information, whether as a result of new information, future events or otherwise. Actual results could differ materially from these forward-looking statements. These matters and other business risks are described in detail in the Company's Registration Statement on Form S-1, and in the Company's other filings, which are on file with the Securities and Exchange Commission (http://www.sec.gov).

    CONTACT: Accrue Software
             Howard Korrell, 510/580-4500
             Vice President Strategic Development